EXHIBIT 99.1
                         ------------

                              KROGER 2ND QTR OPER NET PER SHARE:
                              67 CENTS VS. 57 CENTS



CINCINNATI, Ohio, July 18, 1995 --- The Kroger Co. said today that earnings before extraordinary charges in the 1995 second quarter rose to a record $82.5 million, or 67 cents per share on a fully diluted basis, compared to $70.0 million, or 57 cents per share, in the 1994 second quarter.

Operating cash flow -- earnings before interest, taxes, depreciation and LIFO -- also set a record for the quarter, increasing 11.8 percent to $292.1 million from $261.2 million for the same period in the prior year.

After the extraordinary charge from the early retirement of debt, net earnings in the second quarter totaled $77.0 million, or 63 cents per share fully diluted, compared to $67.3 million, or 55 cents per share fully diluted, in last year's second quarter.

Total sales in the quarter increased 4.8 percent to a new high of $5.65 billion. Supermarket sales increased a robust 5.2 percent. Identical food store sales increased 1.5 percent in the second quarter and were strong across most divisions.

In the 1995 first half, Kroger opened or expanded 30 stores, which is on target with the Company's strategy to expand retail square footage by 5 percent in 1995. In the second half, Kroger expects to complete 55 to 60 new store projects and expansions.

Kroger's net interest expense in the second quarter was $74.6 million. Net long-term debt at the end of the second quarter was $3.65 billion, a decrease of $272.5 million from the
previous year's second quarter.   Net operating working
capital declined $199.6 million to $53.7 million, its lowest level ever.

Joseph A. Pichler, Chairman and Chief Executive Officer, said the second quarter performance reflected the favorable impact of the Company's strategy of emphasizing growth in existing assets, cost reductions through technology and logistics, and accelerated growth in square footage.

"Kroger is sustaining its record-setting performance by controlling distribution and logistics costs through the implementation of new technologies, by strong sales in existing stores, and by achieving better than expected sales in newly opened stores," Pichler said. "We are very pleased by the sales and earnings performance of our new stores. They are exceeding projections," he added.

In the first half, operating cash flow increased 10.1 percent to $548.9 million, and sales increased 3.7 percent to $11.1 billion. Identical food store sales through the first half were up 1.3 percent over the prior year's first half.

Separately, Kroger said it negotiated a revision of its bank credit agreement with its senior lenders. The revision extends the maturity of the Company's $1.75 billion bank loan by one year to 2002 and reduces borrowing costs if certain financial ratios are achieved.




                                  The Kroger Co.
                                  Sales and Earnings

                    2nd Qtr             2nd Qtr       Percent
                     1995                1994          Change
                    6/17/95             6/18/94
                    -------             -------       -------
Sales          $5,652,889,819        $5,394,228,355     4.8
               ==============        ==============   ======

EBITD <F1>     $  292,056,365        $  261,170,719    11.8

Non-EBITD
charges <F2>   $   (3,461,538)       $   (4,500,000)

LIFO           $   (3,500,000)       $   (3,000,000)

Interest       $  (74,638,817)       $  (75,008,364)

Depreciation
               $  (73,405,372)       $  (64,383,531)
               ---------------       ---------------
Pre-tax earnings
before extraordinary
loss           $  137,050,638        $  114,278,824

Tax expense
               $  (54,586,317)       $  (44,300,337)
               ---------------       ---------------
Earnings before
extraordinary
loss          $    82,464,321        $   69,978,487

Extraordinary
loss <F3>     $    (5,451,458)       $   (2,645,544)
              ----------------       ---------------

Net earnings
               $   77,012,863        $   67,332,943
               ===============       ===============
Primary earnings per
common share:

From operations
               $         0.71        $         0.62

From extraordinary
loss <F3>      $        (0.05)       $        (0.02)
               ---------------       ---------------
Primary net earnings
per common share
               $         0.66        $         0.60
               ===============       ================

Fully-diluted earnings
per common share:

From operations
               $         0.67        $         0.57

From extraordinary
loss <F3>      $        (0.04)       $        (0.02)
               ---------------       ---------------



Fully-diluted net earnings
per common share

               $         0.63         $         0.55
               ===============        ================

Number of shares
used in primary per share
calculation       115,390,904            112,966,394

Number of shares
used in fully-diluted
per share
calculation       126,637,750            130,271,502

                    2 Qtrs              2 Qtrs        Percent
                     1995                1994          Change
                    6/17/95             6/18/94
               ---------------      ---------------    -------
Sales          $11,117,844,200      $10,723,032,262      3.7
               ===============      ===============    =======

EBITD <F1>     $   548,933,855      $   498,718,562     10.1

Non-EBITD
charges <F2>   $    (6,923,076)     $    (9,000,000)

LIFO           $    (7,000,000)     $    (6,500,000)

Interest       $  (149,962,768)     $  (151,039,852)

Depreciation   $  (142,246,336)     $  (126,693,700)
               ----------------     ----------------
Pre-tax earnings before
extraordinary loss
               $   242,801,675       $  205,485,010

Tax expense    $   (95,860,947)      $  (79,816,711)
               ----------------      ----------------
Earnings before
extraordinary loss
               $   146,940,728        $ 125,668,299

Extraordinary
loss <F3>      $   (10,787,240)       $ (10,977,622)
               ----------------       ---------------


Net earnings   $   136,153,488        $ 114,690,677
               ================       ===============

Primary earnings per
common share:

From operations
               $         1.28         $        1.12

From extraordinary
loss <F3>      $        (0.09)        $       (0.10)
               ---------------        ---------------

Primary net earnings
per common share
               $         1.19         $        1.02
               ===============        ===============

Fully-diluted earnings
per common share:

From operations
               $         1.19          $       1.02

From extraordinary
loss <F3>      $        (0.09)         $      (0.08)
               ---------------         ---------------
Fully-diluted net earnings
per common share:
               $         1.10          $       0.94
               ===============         ================


Number of shares
used in primary per share
calculations      115,191,270           112,444,812

Number of shares
used in fully-diluted
per share
calculation       126,458,520           129,962,861

- -----------------

<F1>  EBITD represents pre-tax earnings before interest,
depreciation and LIFO as defined in the Company's Bank Credit
Agreement.
<F2>  Represents the additional quarterly charge from the
adoption of FASB 106.
<F3>  Represents the after-tax loss from the early retirement of debt.